EXHIBIT 15

Washington Trust Bancorp, Inc.
Letter regarding unaudited interim financial information

To the Board of Directors and Shareholders of
Washington Trust Bancorp, Inc.:

  Re: Registration Statements on Form S-8
   File No. 333-107141, 333-72277, 333-48315, 333-13167, and 033-23048

   Registration Statements on Form S-3
   File No. 333-13821, 033-28065, and 333-42502

With respect to the subject Registration Statements, we acknowledge our awareness of the use therein of our report dated November 8, 2004 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the “Act”), such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Providence, Rhode Island
November 8, 2004